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                                                                     Exhibit 4.1
               AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT
                BETWEEN ACUSON CORPORATION AND BANKBOSTON, N.A.

     This Amendment To Amended and Restated Rights Agreement (the "Amendment") is made this 26th day of September, 2000, by and between Acuson Corporation, a Delaware corporation (the "Company"), and BankBoston, N.A., a national banking association (the "Rights Agent").

     WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), among the Company, Siemens Corporation, a Delaware corporation ("Parent"), and Sigma Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), pursuant to which (i) Subsidiary will commence a tender offer within the meaning of the Securities Exchange Act of 1934, as amended, for all of the outstanding common stock, $0.001 par value per share, of the Company and (ii) if the tender offer is consummated, Subsidiary will merge with and into the Company, and the Company will survive as a wholly owned subsidiary of Parent;

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of June 8, 1998 as amended and restated by that certain Amended and Restated Rights Agreement, dated as of November 5, 1998 (the "Rights Agreement");

     WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement; and

     WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

     NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 26 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the rights agreement.

2. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is amended by adding the following sentence to the end of that section:

          Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger, dated as of September 26, 2000, among Siemens Corporation, a Delaware corporation ("Parent"), Sigma Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company (the "Merger Agreement") or the execution of any amendment thereto, (ii) the commencement by Merger Sub of a tender offer within the meaning of the Exchange Act for all of the outstanding Company Common Stock pursuant to the Merger Agreement (the "Tender Offer"), (iii) the merger of Merger Sub with and into the Company, or (iv) the consummation of any other transaction contemplated by the Merger Agreement, as it may be amended from time to time.
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3.  The definition of "Stock Acquisition Date" in Section l(u) of the Rights
    Agreement is hereby amended by adding the following sentence to the end of that section:

          Notwithstanding anything else set forth in this Agreement, a Stock Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the commencement or consummation of the Tender Offer, (iii) the merger of Merger Sub with and into the Company, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.

4. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that section:

          Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the commencement or consummation of the Tender Offer, (iii) the merger of Merger Sub with and into the Company, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.

5. Section 11(a)(ii) is hereby amended by adding the following sentence to the end of that section:

          Notwithstanding anything else set forth in this Agreement, no event requiring an adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the commencement or consummation of the Tender Offer, (iii) the merger of Merger Sub with and into the Company, or (iv) the consummation of any other transaction contemplated by the Merger Agreement.

6. Section 11(n)(i) of the Rights Agreement is hereby amended to read as follows:

          (i) consolidate with any other Person (other than (y) a wholly owned Subsidiary of the Company in a transaction which complies with Section 11(o) hereof or (z) Merger Sub pursuant to the Merger Agreement),

7. Section 11(n)(ii) of the Rights Agreement is hereby amended to read as follows:

          merge with or into any other Person (other than (y) a wholly owned Subsidiary of the Company in a transaction which complies with Section 11(o) hereof or (z) Merger Sub pursuant to the Merger Agreement), or

8.  Clause "(y)" of Section 13(a) is hereby amended to read as follows:

     (y) any Person (other than (i) a wholly owned Subsidiary of the Company in a transaction which complies with Section 11(o) hereof or (ii) Merger Sub pursuant to the Merger Agreement) shall consolidate with, or merge with or into, the Company, and the Company shall be the surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or

9. The first phrase of Section 13(c) of the Rights Agreement is hereby amended to read as follows:
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          The Company shall not consummate any such consolidation, merger (other than the merger of Merger Sub with and into the Company), sale or transfer unless the Principal Party shall have a sufficient number of authorized shares of its Common Stock that have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13, and unless prior thereto the Company and such Principal Party and each other Person who may become a Principal Party as a result of such consolidation, merger, sale or transfer shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in paragraphs (a) and (b) of this Section 13 and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer of assets mentioned in this paragraph (a) of this
     Section 13, the Principal Party at its own expense will:  ...

The remaining portion of Section 13(c) shall be unchanged and shall remain in full force and effect.

10.  Section 13(f) of the Rights Agreement is hereby amended to read as follows:

          (f) Notwithstanding anything contained herein to the contrary, in the event of the closing of any merger or other acquisition transaction involving the Company (including the consummation of the Tender Offer pursuant to the Merger Agreement) pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person's Affiliates or Associates) which agreement has been approved by the Board of Directors prior to any Person becoming an Acquiring Person, this Agreement and the rights of holders of Rights hereunder shall be terminated in accordance with Section 7(a) hereof.

11. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

12. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

13. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Company Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Company Common Stock).

14. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

16. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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17.  The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 26 of the Rights Agreement. In Witness Whereof, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                    Acuson Corporation

                                    By: /s/ Samuel H. Maslak
                                        --------------------
                                         Name:  Samuel H. Maslak
                                         Title: Chairman of the Board and
                                                Chief Executive Officer

Attest:/s/ Charles H. Dearborn
       -----------------------
       Name:  Charles H. Dearborn
       Title: Secretary



                                    Fleet National Bank

                                    By: /s/ M. Prentice
                                        ---------------
                                         Name:  M. Prentice
                                         Title: Managing Director
Attest:/s/ Neil Nolan
       --------------
       Name:  Neil Nolan
       Title: Account Manager